Translation

Frame Agreement of Jointly Cooperation for the projects in Kazakhstan between Big Sky Energy Kazakhstan Ltd. And Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd.

Party A: Big Sky Energy Kazakhstan Ltd.

Party B: Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd.

Whereas Party A and Party B had discussion of the projects Party A owned in Kazakhstan and Party B is interesting in for joint Cooperation with Party A to Explore and develop these projects. Both parties agree as following, through a friendly discussion:

1.

Both parties agree that jointly explore and develop together for the three block (K. M. and D block) owned by Party A.

2.

For the purpose of carrying out Jointly cooperation mentioned above, Party B agree to pay total 2.3 million USD for the purchasing 50% of shares of Big Sky Energy Kazakhstan Ltd. in amount of total 10,000,000 shares. Each party will nominate two directors to set up new board of directors. This board of director is superior leadership of company.

3.

Procedure, time, amount and purpose of investment from Party B

(1)   Party B will invest 2.3 million USD to purchase 50% of Big Sky in an amount of total 10,000,000, and procedure is following:

-	invest 250,000 USD before Nov. 25 2003
-	invest 500,000 USD before Dec. 28 2003
-	invest 150,000 USD before Jan. 20 2004
-	invest 150,000 USD in 15 days after Board of Directors approves the working plan.
-	invest 250,000 USD when daily production reaches 50 tones per day or accumulative production reaches 10,000 tones total.

 (2) The total 2.3 million USD from Party B will be used as following purpose:

-	1 million US payment of signature fee to Kazakhstan Government
-	300,000 USD payment to Party A as historical compensation
-	1 million USD for field operation

4.

Both party agree that Party B will be the operator for the projects.

5.

After Party B complete 2.3 million USD investment, each party with equal bases will contribute any future investment required by projects.

6.

By taking this frame agreement, share purchasing agreement and related transaction will be finished before Nov. 20 2003.

7.

Party A agree to allow Party B, after sing the share purchase agreement, in a period of 30 days to check and confirm the legal status of all documents, permits, information that related to the projects owned by Party A. If the final result were considered to be risk and uncertainty by Party B, Party B has the right to withdraw from the obligation of projects. Party A shall return the investment actually put in by Party B in five days when both party sign official withdraw agreement.

8.

This document has four copies and effect on the date of signing. The term of this document is same as the one of share purchase agreement. This document only will be discharged when both parties sign the official withdraw agreement.

Sign by: Party A Big Sky Kazakhstan Ltd. Kai Yang Date: Nov. 06 2003

Sing and seal by Party B Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd. Jun Liu

Date: Nov. 06 2003